UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 5, 2007

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2029 Century Park East, Suite 1130
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5—CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On March 5, 2007, Auriga Laboratories, Inc. (the “Company”) issued a press release announcing the promotion of Alan Roberts to the position of Chief Scientific Officer of the Company, effective as of March 5, 2007. Mr. Roberts previously served as the Company’s Senior Vice President, Scientific Affairs. The press release announcing Mr. Roberts’ promotion is attached hereto as Exhibit 99.1.

        Since March 2006, Mr. Roberts has served as the Company’s Senior Vice President, Scientific Affairs. In this capacity, Mr. Roberts was the Company’s principal scientific advisor, responsible for development, regulatory, quality, compliance, medical affairs and manufacturing operations, where he reported directly to the Company’s Chief Operating Officer. In addition to his work for the Company, Mr. Roberts has a broad base of experience spanning more than 17 years in the pharmaceutical industry. From June 2000 until joining the Company, Mr. Roberts served in various capacities from director, regulatory, quality, and manufacturing to vice president, global manufacturing and development for First Horizon Pharmaceutical Corporation (NASDAQ: SCRX), where he established the regulatory, technical and development environments for that company’s transition from non-application, ethical pharmaceuticals to FDA-approved, application products. Prior to joining First Horizon Pharmaceutical Corporation, Mr. Roberts served as vice president, research and development, for Mikart, Inc., a private, pharmaceutical contract manufacturer, where he was instrumental in establishing that company’s development program and achieving FDA application approvals. Mr. Roberts’ prior experience also includes key management positions in regulatory and development with Solvay Pharmaceuticals, Inc. and the Medical University of South Carolina’s Pharmaceutical Development Center, respectively. Mr. Roberts holds a B.S. in Microbiology from Clemson University.

        The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Roberts in connection with his appointment as Chief Scientific Officer. Under the Employment Agreement, Mr. Roberts will receive an annual base salary of Two Hundred Five Thousand Dollars ($205,000.00). The Employment Agreement also provides that Mr. Roberts will be eligible to earn a bonus from the Company based on individual and Company performance, with an annual target payout of forty percent (40%) of his base salary. Mr. Roberts will also be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company, and will also be eligible for a monthly car allowance.

        Concurrent with his execution of the Employment Agreement, on March 1, 2007, the board of directors of the Company approved the issuance to Mr. Roberts of a non-statutory stock option (the “Stock Option Agreement”) to purchase two hundred seventy-five thousand (275,000) shares of the Company’s common stock under its 2007 Stock Option Plan. The Stock Option Agreement provides for an exercise price of $1.24 per share, which is equal to the closing price as reported on the OTC Bulletin Board on the date of grant. The option vests as follows: (a) one-forth (1/4) of the option is exercisable on the first anniversary of the date of grant; and (b) subject to Mr. Roberts’s continued employment by the Company, 1/48th of the remaining number of shares of common stock subject to the option shall vest each month thereafter.

        The Employment Agreement also contains severance provisions and other covenants.

        In conjunction with his employment as Chief Scientific Officer, Mr. Roberts has also executed the Company’s standard indemnification agreement for directors and officers of the Company (“Indemnification Agreement”), which provides, among other things, that the Company will indemnify Mr. Roberts, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer of the Company, and otherwise to the full extent permitted under the Company’s bylaws and state law.

        The foregoing descriptions of the Employment Agreement, Stock Option Agreement and Indemnification Agreement are subject to, and qualified in their entirety by, the Employment Agreement, Stock Option Agreement and Indemnification Agreement, respectively. The Employment Agreement, Stock Option Agreement and Indemnification Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and the terms thereof are incorporated herein by reference.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Document

10.1	Employment Agreement dated as of March 2, 2007 entered into between Auriga Laboratories, Inc. and Alan Roberts.

10.2	Notice of Stock Option Grant issued by Auriga Laboratories, Inc. to Alan Roberts on March 2, 2007.

10.3	Indemnification Agreement dated March 2, 2007 entered into between Auriga Laboratories, Inc. and Alan Roberts.

99.1	Press Release of Auriga Laboratories, Inc. dated March 5, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.

Date: March 5, 2007	By: /s/ Charles R. Bearchell
Charles R. Bearchell
Chief Financial Officer

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